EXECUTION VERSION

AMENDMENT NO. 1

TO

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of December 20, 2013, to the Amended and Restated Credit Agreement, dated as of May 16, 2013, by and among NEXPOINT CREDIT STRATEGIES FUND, a Delaware statutory trust (herein referred to as the “Borrower”), the Banks party thereto from time to time and STATE STREET BANK AND TRUST COMPANY, as agent for the Banks (in such capacity, the “Agent”), (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower desires an amendment to the Loan Documents upon the terms and conditions herein contained, and the Banks have agreed thereto upon the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The defined term “LIBOR Offered Rate” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“LIBOR Offered Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time two LIBOR Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBOR Offered Rate” with respect to such LIBOR Loan during such Interest Period shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be reasonably selected by the Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a maturity comparable to such Interest Period are offered by the principal office of the Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time, two LIBOR Business Days prior to the commencement of such Interest Period.

2. The defined term “Overnight LIBOR Rate” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Overnight LIBOR Rate” means, as of any day, the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, as the rate for dollar deposits in the London interbank market with a maturity of one LIBOR Business Day, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “Overnight LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be reasonably selected by the Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a term of one LIBOR Business Day are offered by the principal office of the Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time, provided further that in the event such day is not a LIBOR Business Day, then Overnight LIBOR Rate shall be such rate as in effect on the immediately preceding LIBOR Business Day.

3. Section 5.01(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) as soon as available and in any event not later than the second Domestic Business Day after the end of each calendar month, a Borrowing Base Report as of the close of business on the last Domestic Business Day of such calendar month;

4. Section 8.01(b) of the Credit Agreement is hereby amended by (a) inserting the words “liquidity or” immediately before the phrase “capital adequacy” in each of the first two instances in which such phrase appears in such Section, and (b) inserting the words “liquidity and” immediately before the phrase “capital adequacy” in the third instance in which such phrase appears in such Section.

5. Schedule 1 to the Credit Agreement is hereby amended and restated in the form of Schedule 1 attached hereto.

6. Paragraphs 1 through 5 of this Amendment shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a) the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include electronic mail transmission (in printable format) or facsimile of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment;

(b) the Agent shall have received from the Borrower a manually signed certificate from the Secretary or Assistant Secretary of the Borrower, in all respects satisfactory to the Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of directors of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Charter Documents have not been amended, supplemented or otherwise modified since May 16, 2013 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c) the Agent shall have received from the Borrower a manually signed certificate from an Authorized Signatory, in all respects satisfactory to the Agent, certifying that neither the execution and delivery by the Borrower of this Amendment nor the consummation of the transactions contemplated by the Amendment and the Credit Agreement, as amended hereby, nor compliance with the terms, conditions and provisions hereof or thereof by the Borrower will conflict with, or result in a breach or violation of, or constitute a default under any contractual restriction (including any such contractual restriction governing the BNP Debt) binding on or affecting the Borrower or any of its assets;

(d) receipt by the Agent on behalf of each Bank of a duly completed Form FR U-1 referred to in Regulation U signed by the Borrower;

(e) receipt by the Agent of the legal opinion of Dechert LLP, counsel for the Borrower, addressed to the Agent and the Banks and covering such matters relating to the transactions contemplated hereby as the Agent may reasonably request; and

(f) the Borrower shall have paid all out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable legal fees and disbursements of counsel to the Agent) in connection herewith to the extent they have been invoiced prior to the date hereof and are payable by the Borrower pursuant to Section 9.03 of the Credit Agreement.

7. The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of its obligations thereunder (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing) and agrees and admits that (i) it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligation, and (b) (1) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, after giving effect to the amendments contained in this Amendment, no Default has occurred and is continuing and (2) after giving effect to the amendments contained in this Amendment, the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents (including, without limitation, the representations and warranties in Section 4.03 of the Credit Agreement with respect to any and all agreements with respect to the BNP Debt) are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

8. Except as expressly set forth herein, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

9. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged. Delivery of an electronic counterpart to this Amendment (which may include electronic mail transmission (in printable format) or facsimile of a signed signature page of this Amendment) shall be as effective as delivery of an original counterpart.

10. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, each party hereto, intending this Amendment No. 1 to the Amended and Restated Credit Agreement to take effect as an agreement under seal, has caused this agreement to be duly executed by its duly authorized representative(s) as of the day and year first above written.

NEXPOINT CREDIT STRATEGIES FUND

By:	/s/ Brian Mitts
Name: Brian Mitts
Title: Treasurer

STATE STREET BANK AND TRUST
COMPANY, individually and as Agent

By:	/s/ James H. Reichert
Name: James H. Reichert
Title: Vice President

[Signature Page to Amendment No. 1]

SCHEDULE 1

BORROWER: NEXPOINT CREDIT STRATEGIES FUND 300 Crescent Court, Suite 700 Dallas, Texas 75201 Attention: Brian Mitts Phone: 972-419-2556 Email: bmitts@highlandfunds.com

SCHEDULE I

BANKS:	COMMITMENT AMOUNT	COMMITMENT PERCENTAGE
STATE STREET BANK AND TRUST COMPANY For funding or payment notices: Domestic Lending Office: Mutual Fund Lending Department Copley Place, Tower 1 Boston, MA 02116 Attn: Robyn A. Shepard, Assistant Vice President - CSU Manager Tel: (617) 662-8575 Fax: (617) 988-6677 Email: ais-loanops-csu@statestreet.com	$200,000,000	100%

LIBOR Lending Office:

Mutual Fund Lending Department

Copley Place, Tower 1

Boston, MA 02116

Attn: Robyn A. Shepard, Assistant Vice

President - CSU Manager

Tel: (617) 662-8575

Fax: (617) 988-6677

Email: ais-loanops-csu@statestreet.com

For all other notices:

State Street Bank and Trust Company

Mutual Fund Lending Department

For Overnight Deliveries:

100 Huntington Avenue

Tower 1, 4th Floor

Boston, Massachusetts 02116

For USPS Deliveries:

Box 5303

Boston, Massachusetts 02206

Attention:    James Reichert

Facsimile:    (617) 662-8664

Telephone:  (617) 662-8620

SCHEDULE I